Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust II: Fidelity Strategic Advisers Mid Cap Value Portfolio and Fidelity Strategic Advisers Small Cap Portfolio our reports dated February 25, 2008 on the financial statements and financial highlights included in the December 31, 2007 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2008